Exhibit 10.9

English Summary

Securities Sale Agreement

This Securities Sale Agreement (hereinafter referred to as the “Securities Sale Agreement”) is entered into on July 22, 2019 by and between:

The Buyers: K&L Immobilien Holding GmbH (the “Buyer I”), a German private limited liability company with a registered address at Carl-Kassow-Str. 46, Marlow, Germany, and F&G IT GmbH, a German private limited liability company with a registered address at Doberaner Str. 144a, Rostock, Germany (the “Buyer II”, and together with Buyer I, the “Buyers”),

And

The Seller: Centogene AG (the “Company” or the “Seller”), a company incorporated in accordance with the laws of the Federal Republic of Germany with a registered address at Am Strande 7, 18055 Rostock, Germany.

1.              Sale of Land

Ludewig owns a plot of land containing a laboratory and office building (the “Property”). Ludewig previously acquired this Property from the Company by means of a separate property sale agreement (“Property Sale Agreement”) and at the same time entered into a lease for the Property pursuant to which Centogene AG (the seller-lessee), leases the offices and laboratories located on the Property from Ludewig, (the buyer-lessor) (the “Lease Agreement”).

For the purchase of the Property, Ludewig promised to pay the Company €24,000,000.00 (the “Total Purchase Price”) and assumed joint and several liability for the funds granted by the State Development Institute of Mecklenburg-Western Pomerania (Landesförderinstitut Mecklenburg-Vorpommern) to the Seller in connection with the Property.

2.              Subject Matter of the Transaction

Under this Securities Sale Agreement, the Seller agrees to sell all of its shares of common stock (hereinafter referred to as the “Shares”) in its wholly owned subsidiary Ludewig-Wasserbau- und Werft-GmbH (“Ludewig”) with a total nominal value of €50,000.00 to the Buyers.

3.              Share Capital of Ludewig

Ludewig’s share capital initially consists of three shares:

•                  Share No. 1 with a nominal value of Deutsche Mark (“DEM”) 20,000.00;

•                  Share No. 2 with a nominal value of DEM 20,000.00;

•                  Share No. 3 with a nominal value of DEM 10,000.00.

4.              Share Split

In connection with the sale of the Shares, Ludewig’s capital will undergo a share split. Share No. 3 is split in share No. 4 (with a nominal value of DEM 7,000.00) and share no. 5 (with nominal value of DEM 3,000.00).

5.              Purchase Size

Buyer I is acquiring share No. 1, share No. 2 and the newly created share No. 4, which amounts to 94% of the share capital of Ludewig, and Buyer II is acquiring share No. 5, which amounts to 6% of the share capital of Ludewig.

6.              Consideration

As consideration for the sale of the Shares, the Buyers undertake to pay the Seller €500,000.00 in total, of which Buyer I undertakes to pay €470,000.00 and Buyer II undertakes to pay €30,000.00. In addition, the Buyers agree to meet Ludewig’s obligation to pay the purchase price for the Property pursuant to the Property Sale Agreement, Buyer I in the amount of €22,560,000.00 and Buyer 2 in the amount of €1,440,000.00 (each the “Pro Rata Purchase Price”).

7.              Down Payment

Buyer I undertakes to make a down payment of €3,000,000.00 on the purchase price within three business days after signing of the contract.

8.              Withdrawal right

The Seller is entitled to withdraw from the contract if the Buyers have not paid the Total Purchase Price on the closing day or if one of the Buyers has not paid the Pro Rate Purchase Price it has undertaken to pay pursuant to the Securities Sale Agreement.